                                                                     EXHIBIT 5.1

                         [PATTON BOGGS LLP LETTERHEAD]

                                                     June 6, 2005

MortgageIT Holdings, Inc.
33 Maiden Lane
New York, New York  10038

         Re:      MortgageIT Holdings, Inc.
                  Registration Statement on Form S-11
                  File No. 333-_______

Ladies and Gentlemen:

         We have acted as special counsel to MortgageIT Holdings, Inc., a
Maryland corporation (the "Company") in connection with a Registration Statement on Form S-11 filed by the Company on June 6, 2005, under the Securities Act of
1933, as amended (the "Registration Statement"), pertaining to the registration of up to $110 million of the Company's common stock, par value $0.01 per share
(the "Common Stock"). Approximately $75 million of Common Stock is being offered by the Company and the remainder will be offered by existing stockholders of the
Company. In addition, the Registration Statement includes such additional amount of Common Stock as may be registered in connection with this offering and pursuant to an abbreviated registration statement filed pursuant to Rule 462(b)
under the Securities Act of 1933 (the "Securities Act").

         We have examined such documents and records as we deemed appropriate, including the following:

         (i)      The Company's Amended and Restated Articles of Incorporation,
                  as amended.

         (ii)     The Company's Bylaws.

         (iii)    Resolutions duly adopted by the Board of Directors of the
                  Company authorizing the filing of the Registration Statement.

         In the course of our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies and the authenticity of the originals of such latter documents. In making our examination of documents executed by parties other than the Company, we have assumed that such parties had the power, corporate or other, to enter into and perform all obligations thereunder and have also assumed the due authorization by all requisite action, corporate or other, and execution and delivery by such parties of such documents and the validity, binding effect and enforceability thereof on such parties.

MortgageIT Holdings, Inc.
June 6, 2005

         Based upon the foregoing, we are of the opinion that:

         The shares of Common Stock being issued by the Company pursuant to the
Registration Statement have been duly authorized for issuance, and upon issuance and delivery in accordance with the Registration Statement, subject to effectiveness of the Registration Statement and compliance with applicable state securities laws, will be validly issued by the Company, fully paid and nonassessable.

         We express no opinion as to the laws of any jurisdiction other than the
State of Maryland and the federal laws of the United States of America. We hereby consent to the filing of this opinion as an exhibit to the Registration
Statement, to the incorporation by reference of this opinion in any abbreviated registration statement, in connection with the offering covered by the
Registration Statement, filed pursuant to Rule 462(b) under the Securities Act and to the reference to our firm under the caption "Legal Matters" contained in the Prospectus included therein.

                                                     Very truly yours,

                                                     /s/ PATTON BOGGS LLP

                                                     Patton Boggs LLP